Exhibit 3.65
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BETA TRANSFORMER TECHNOLOGY CORPORATION

(Insert the Current Name of Domestic Corporation)
Under Section 805 of the Business Corporation Law
FIRST: The current name of the corporation is:

Beta Transformer Technology Corporation
If the name of the corporation has been previously changed, the name under which it was originally formed is:

Transformer Technology Corporation
SECOND: The date of filing of the certificate of incorporation with the Department of State is:

October 24, 1977
THIRD: The amendment effected by this certificate of amendment is as follows:
The subject and full text of each amended paragraph must be stated.
FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:
Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirely as follows:
FIRST: The name of the corporation is (….new name….).

Paragraph	FIRST	of the Certificate of Incorporation relating to

the name of the corporation is amended to read in its entirely as follows:
is amended to read in its entirety as follows:
FIRST: The name of the corporation is Power Device Corporation

Paragraph	of the Certificate of Incorporation relating to

is amended to read in its entirety as follows:
FOURTH: The certificate of amendment was authorized by: (Check the appropriate box)
☐    The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
☒    The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.